                                                                  Exhibit 27(k)



                                   Item 27(k)

               [Letterhead of Transamerica Life Insurance Company]

                                January 13, 2004

Ladies and Gentlemen:


As Senior Attorney of Transamerica Life Insurance Company (the "Company"), I have general supervision of the legal affairs of the Extraordinary Markets department of the Company. In connection with the proposed registration statement under the Securities Act of 1933, as amended, of certain variable adjustable life insurance policies (the "Contracts") to be issued by the Company through Transamerice Corporate Separate Account Sixteen (the "Separate Account"), I have been involved with the establishment of the Separate Account by the Board of Directors of the Company on June 16, 2003 as a separate account for assets applicable to variable life insurance policies, pursuant to the provisions of the Iowa Insurance Laws. I have further drafted or reviewed such other documents and matters of law as I deem necessary and appropriate for this opinion, and I therefore advise you that:


1. The Company was duly organized and is a validly existing corporation under the laws of the State of Iowa.

2. The Company has been duly authorized by the Iowa Department of Insurance to issue variable life insurance policies.

3. The Separate Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Iowa. The assets of the Separate Account are owned by the Company. The income, gains and losses, realized or unrealized, from assets allocated to the Separate Account must be credited to or charged against the Separate Account, without regard to other income, gains or losses of the Company.

4. The Contracts, when issued in accordance with the prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal, validly issued and binding obligations of the Company in accordance with their respective terms.

5. The portion of the assets held in the Separate Account equal to reserves and other contract liabilities with respect to the Separate Account is not chargeable with liabilities arising out of any other business the Company may conduct.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

S/

Karen J. Epp
Senior Attorney